SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 FORM 8-K CURRENT REPORT Pursuant to Section 13 OR 15(d) OF The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):		February 28, 2011

CHEMUNG FINANCIAL CORPORATION (Exact name of Registrant as specified in its charter)

New York (State or other jurisdiction of incorporation or organization)	0-13888 (Commission file number)	16-123703-8 (I.R.S. Employer Identification No.)

One Chemung Canal Plaza, P.O. Box 1522, Elmira, NY 14901
 (Address of principal executive offices)         (Zip Code)

(607) 737-3711
(Registrant's telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[X]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(B) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(f) The information described below is supplementary to the compensation disclosure pertaining to the registrant’s named executive officers and/or directors for the fiscal year ended December 31, 2010 that was previously reported in its Amendment No. 2 to Registration Statement on Form S-4, as filed with the Securities and Exchange Commission on February 11, 2011.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation and Personnel Committee

The Compensation Committee (the “Committee”), currently consisting of Directors Meyer (Chair), Agan, D. Dalrymple, R. Dalrymple, Eggers, Lounsberry, Meier and Swan, met eight times in 2010. The members of the
Committee meet the independence requirements of applicable laws and rules as determined by the Board.

Compensation Philosophy and Objectives

The Committee reviews and administers the Company’s compensation policies and practices for the Named Executive Officers (“NEOs”).  The current NEOs named in the Summary Compensation Table are President and Chief Executive Officer, Ronald M. Bentley, Chief Financial Officer and Treasurer, John R. Battersby Jr. and Bank Executive Officers James E. Corey III, Melinda A. Sartori and Richard G. Carr.

The Company’s compensation philosophy is designed to attract, motivate and retain highly qualified financial services professionals capable of maximizing business performance for the benefit of shareholders.  The Committee believes in a simple, straightforward approach to executive compensation and therefore has limited the number and types of programs used, as discussed below in the Elements of Compensation subsection.

The Committee’s goal is to provide a competitive level of total compensation targeted at the average level, compared to similar financial services companies.  NEOs are rewarded for satisfying both Company and individual performance goals.  In 2010, compensation components for the NEOs were: 1) base salary 2) short and long term performance-based incentives; and 3) retirement and other benefits.

Setting Executive Compensation - Benchmarking with Peer Companies

The Committee analyzes and uses compensation data provided by Pearl Meyer & Partners, LLC (“Pearl Meyer”) which conducts an annual compensation survey in conjunction with the New York Bankers Association, an industry trade association.  The Company has no relationship with Pearl Meyer & Partners other than as a participant in the survey.  In 2010, thirty two New York State banks and financial institutions participated in the survey.  In 2010, the total compensation for the NEOs approximates the average of the participating banks. A listing of the participating banks is provided on page __.

Elements of Compensation

Base Salary:  Base salary paid to executives is reviewed against market on an annual basis.  Base salary levels reflect the Committee’s perceived value of the position, both in the context of the market data for similar positions, as well as the individual fulfilling the duties of the position. Mr. Bentley reviews the base salaries of the other NEOs with the Committee and a recommendation for approval is submitted to the full Board.  The recommendations are based upon an evaluation process, which includes professional and leadership performance as well as the attainment of goals set forth in the Company’s annual business plan.

The Committee reviewed the relevant market data and considered individual performance of each NEO in 2009, and determined that the base salaries should be increased in January 2010 as follows:  Mr. Battersby $4,500; Mr. Corey $2,000; Mrs. Sartori $4,350; and Mr. Carr $5,000.  The actual base salaries for 2010 are reported in the Summary Compensation Table on page __. Similarly in January 2011, the Committee reviewed the NEOs base salaries utilizing the same methodology (relevant market data and individual performance) and increased the base salaries as follows: Mr. Battersby $3,500; Mr. Corey $3,000; Mrs. Sartori $4,480; and Mr. Carr $10,000.

The Committee conducts an annual performance review of the CEO.  The CEO’s performance objectives are defined consistent with, and in support of, the Company’s annual business plan and performance is also measured against progress towards the attainment of the Company’s long-term strategic plan.  These goals include, but are not limited to, metrics related to net income, return on equity, efficiency, asset quality, bank performance against a peer group and progress in achieving long-term strategic objectives.  The peer group consists of publicly traded banks in New York and Pennsylvania with total assets between $500 million and $6 billion.  In 2010, the following banks were included in the peer group: Community Bank System, Inc.; NBT Bancorp Inc.: Tompkins Financial Corporation; Financial Institutions, Inc.; Arrow Financial Corporation; Canandaigua National

Corporation; Alliance Financial Corporation; Citizens and Northern Corporation; Wilber Corporation; Penseco Financial Services; Penns Words Bancorp, Inc.; and Fidelity D&D Bancorp, Inc.  In January 2011, the Committee determined that Mr. Bentley achieved his 2010 goals and he received a base salary increase of $13,000. Based on a similar assessment of the CEO’s performance in 2009, the Committee increased Mr. Bentley’s base salary by $12,000 in 2010.  The total base salary earned by Mr. Bentley in 2010 is reported in the Summary Compensation Table on page     .

Short and Long-Term Performance-Based Incentive Compensation:  The Company has created incentive compensation programs to motivate and reward senior officers (including the NEOs) for achieving predefined goals.  The Committee and the Board do not subscribe to formula-driven incentive plans but believes in maintaining discretion over the payment of incentive compensation.  This discretion permits the Committee to make compensation decisions in the best interests of the Company and shareholders when events beyond the control of management positively or negatively influence financial results.  In such circumstances, the Committee may reduce or increase incentive payments but in no event shall the payments be materially greater that the levels described below.  The Committee and the Board do not believe these plans are reasonably likely to have a material adverse effect on the Company.  These plans are believed to be of low risk as the plans provide for payments that comprise a moderate percentage of total compensation and, therefore, do not encourage excessive risk taking.  Furthermore, these plans generally conform to proposed sound incentive compensation policies as prescribed by the Federal Reserve Board.

The Committee considers cash awards to recognize significant efforts or individual contributions of senior officers, including the NEOs (but excluding the CEO). In 2010 these cash awards were $290,000, which represents approximately 20% of the annual base salaries of these officers.    In determining these awards, many factors are considered including, but not limited to, the Company’s net earnings vs. original plan, the financial results delivered by the senior officer’s division against goal, service quality results vs. goal, individual success in implementing business plan initiatives, and other contributions made by the senior officer to the company’s success.  The senior officers eligible for an award, the criteria used to determine individual awards, and actual awards are reviewed with the Committee.  There is no expectation that a cash award will be paid each year. In 2010, these incentive compensation payments totaled $596,055 representing 32.7% of total base salaries of those receiving payments.  The following paragraphs provide a description of these plans.

In 2010, the Committee approved a Restricted Stock Plan for officers of the Company, excluding the CEO. The Board may make discretionary grants of restricted shares of the Company’s common stock to officers selected to participate in the Plan. The Board believes that these awards 1) align the interests of the Company’s executives and senior managers with the interests of the Company and its shareholders, 2) insures the Company’s compensation practices are competitive and comparable with its peers and 3) promotes retention of selected management level employees. The awards are based on the performance, responsibility and contributions of the NEOs and other senior officers and target an award at an average of the peer group. Mr. Bentley recommends the number of shares to be awarded to senior officers, including the NEOs, which is subject to the approval of the Committee and the Board and which may not exceed 10,000 shares per year in the aggregate. Ten senior officers, including Mr. Battersby, Mr. Carr and Mrs. Sartori were awarded restricted stock in 2010. These shares vest over a five year period, lapse with termination of employment, with or without cause, and vest immediately in case of death, disability or a change of control.

President & CEO Bonus Plan:    As previously discussed, the Committee and Board determined that Mr. Bentley achieved the goals established for him in 2010 and awarded him a bonus of $168,850.  The bonus was paid in January 2011, $113,850 in cash and $55,000 in Company stock, which amounted to 2,392 shares.

Mr. Bentley also receives shares of Company stock for his service as a board director based upon an amount equal to the average compensation received by non-employee directors.  He receives no cash compensation for serving on the Board. For his 2010 Board services he received 741 shares in January 2011 with a value of $16,531.

Retirement and Other Benefits:  The Company provides retirement benefits through a combination of the Pension Plan and a 401(k) plan.  While the Company instituted a “soft freeze” to its Pension Plan and employees hired after June 30, 2010 are not eligible to participate, all NEOs are participants in the Plan and the entire cost is paid by the Company.  The benefits are payable based upon years of service and a calculation of final average compensation, which is further described on page xx.  The NEOs are eligible to participate in the 401(k) Plan on the same terms as other employees. Company contributions are discretionary in accordance with the business plan approved by the Board each year.  Employees may contribute up to 70% of base pay on a pre-tax basis up to the statutory limits.

The NEOs are eligible for the same benefits available to all other employees including life and health insurance, vacations, holidays, and personal and sick leave.

The Incentive Compensation Deferral Program allows the NEOs, and other senior officers that the Committee may approve annually, to defer some or all of their incentive cash compensation to a future date. Although all of the NEOS are eligible to participate, Mr. Corey is the only active participant in the program, which is detailed in the Nonqualified Compensation Table on page__.

Perquisites are provided to the NEOs that the Committee believes are modest, reasonable and similar to those provided to executive officers at peer financial institutions, and are designed to assist the executives in carrying out their duties.  Club memberships are provided to the NEOs to enable them to interact and foster relationships with clients and local business people.  Mr. Bentley, Mr. Battersby, Mr. Corey and Mrs. Sartori have use of a Company-owned vehicle, of which personal use is subject to tax.

The Company entered into a Severance Agreement and a Change of Control Agreement with Mr. Bentley upon his joining the Company in 2006.  Under the Severance Agreement, if Mr. Bentley’s employment is terminated, he would receive his base salary for one year and would remain covered under the employee benefit programs generally provided to all employees for one year.  Under the Change of Control Agreement, Mr. Bentley would receive a range of different payments depending on the circumstances, which are further described on page __.

The Company has entered into Change in Control Agreements with Messrs. Battersby, Corey, Carr and Mrs. Sartori.  The purpose of the agreements is to retain and secure key employees and encourage their continued attention and dedication to their assigned duties.  In the event of their termination, following a change in control, they would receive a severance benefit equal to two times their highest annual compensation, including salary and bonus, based on the last two years of compensation. Under the terms of the Restricted Stock Plan, if there is a change in control, all shares granted would vest and all restrictions would lapse.

Total Compensation of the NEOs

The Committee believes that the total compensation paid to the NEOs in 2010 approximates the average total compensation for similar positions at the peer banks that participated in the 2010 Pearl Meyer & Partners Banking Compensation Survey.

The following is the peer group used in the 2010 Pearl Meyer & Partners survey:

Bank of Holland	Oneida Savings Bank	ESL Federal Credit Union
Fulton Savings Bank	Orange County Trust Company	Flushing Savings Bank
Steuben Trust Company	Solvay Bank	Glens Falls National Bank & Trust
The Bank of Greene County	The Bank of Castile	New York Community Bancorp, Inc
The Lyons National Bank	The Adirondack Trust Company	Northfield Bank
Walden Savings Bank	Ulster Savings Bank	Provident Bank of NY
Brooklyn Federal Savings Bank	Wilber National Bank	Suffolk County National Bank
Evans National Bank	Alliance Bank, N.A	Tompkins Trust Company
First Trade Union Bank	Berkshire Bank	Webster Bank
Legacy Bancorp	Columbia Bank
Mahopac National Bank	Community Bank, N/A.

COMPENSATION AND PERSONNEL COMMITTEE REPORT

The Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management and, based on such review and discussion, recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation and Personnel Committee:

Ralph H. Meyer, Chairman	Robert H. Dalrymple
Robert E. Agan	Stephen M. Lounsberry III
William D. Eggers	Thomas K. Meier
David J. Dalrymple	Richard W. Swan

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation and Personnel Committee was an officer or an employee of the Company or any of its subsidiaries during 2010 or any prior period.  None of the Company’s executive officers has served as a member of a compensation committee or board of directors of any entity that has an executive officer serving as a member of the Company’s Board or Compensation and Personnel Committee.

EXECUTIVE COMPENSATION

The following tables summarize compensation information paid or earned by the current NEOs of the Company and the Bank for the fiscal year ended December 31, 2010, with comparative information for 2009 and 2008.

                Summary Compensation Table

Name and Principal Position	Year	Salary (1)	Bonus (1)	Stock Awards (2)	Non-Equity Incentive Plan Compensation	Change in Pension Value (3)	All Other Compensation (4)	Total
Ronald M. Bentley President & Chief Executive Officer	2010 2009 2008	$376,077 $363,846 $348,462	$95,000 $55,000 $50,000	$71,531 $70,829 $67,075	$18,850 $18,192 $17,423	$64,260 $41,762 $43,773	$21,515 $20,958 $20,420	$647,233 $570,587 $547,153
John R. Battersby Jr. Executive Vice President CFO & Treasurer	2010 2009 2008	$154,327 $149,756 $142,881	$35,000 $30,000 $30,000	$20,000	$7,488 $7,144	$83,776 $42,612 $68,782	$17,318 $16,742 $16,892	$310,421 $246,598 $210,139
James E. Corey III Executive Vice President	2010 2009 2008	$166,923 $164,891 $161,969	$30,000 $10,000 $15,000		$8,245 $8,098	$99,541 $52,372 $98,725	$6,862 $9,788 $9,448	$303,236 $245,296 $293,240
Melinda A. Sartori Executive Vice President	2010 2009 2008	$149,183 $144,808 $139,673	$25,000 $25,000 $25,000	$15,000	$7,240 $6,984	$47,623 $18,372 $31,845	$13,906 $13,219 $12,886	$250,712 $208,639 $216,388
Richard G. Carr Senior Vice President	2010 2009	$130,154 $124,231	$30,000 $30,000	$15,000	$6,212	$39,382 $19,670	$15,846 $15,093	$230,745 $195,206
(1) The amounts shown for salary and bonus represent amounts earned in 2010.
(2) The awards to Mr. Bentley were fully vested upon grant and reflect the grant date fair value computed in accordance with FASB ASC Topic 718. The
     2010 stock awards granted to Mr. Bentley include director fees in the amount of $16,531. See table below captioned “Grants of Plan-Based Awards.”

(3) The amounts shown for Mr. Battersby, Mrs. Sartori and Mr. Carr represent shares granted under the Restricted Stock Plan, effective June 16, 2010, and reflect the grant date fair value computed in accordance with FASB ASC Topic 718. Twenty percent of the Restricted Stock awarded vests each year commencing with the first anniversary date of the award and is 100 percent vested on the fifth anniversary date.

(4)  Amounts shown include matching contributions made by the Bank to the 401(k) Plan, dividends paid on restricted stock and perquisites, such as car and club memberships. The NEOs participate in certain group health, life, disability and medical reimbursement plans, not disclosed in the Summary
     Compensation Table, that are generally available to salaried employees and do not discriminate in scope, terms and operation. See the table below.

(5)  The amounts shown include matching contributions made by Chemung Canal to the 401(k) Plan, dividends paid on restricted stock and perquisites, such as car and club memberships. The NEOs participate in certain group health, life, disability and medical reimbursement plans, not disclosed in the
      Summary Compensation Table, that are generally available to salaried employees and do not discriminate in scope, terms and operation. See the table below captioned “All Other Compensation Table.”

                All Other Compensation Table
Name	401(k) Match	Dividends on Restricted Stock	Automobile	Club Memberships	Total
Ronald M. Bentley	$7,350		$2,350	$11,815	$21,515
John R. Battersby Jr.	$6,003	$236	$3,287	$7,792	$17,318
James E. Corey III	$6,180		$682		$6,862
Melinda A. Sartori	$5,470	$177	$898	$13,729	$13,906
Richard G. Carr	$4,969	$177		$15,672	$15,849

                 Grants of Plan-Based Awards
Name	Grant Date	All Other Stock Awards: Number of Shares of Stock	Full Grant Date Fair Value of Stock Awards

Ronald M. Bentley John R. Battersby Jr. Melinda A. Sartori Richard G. Carr	01/15/10 02/03/11 12/15/10 12/15/10 12/15/10	741 (1) 2,392 (2) 942 706 706	$16,531 $55,000 $20,000 (3) $15,000 (3) $15,000 (3)
(1)  Based on services as a member of the Board of Directors during 2010. Under this arrangement an award was made to Mr. Bentley in an amount equal to the average base compensation received by non-employee directors of the Board during 2010.

(2)  This grant was awarded to Mr. Bentley as part of a year-end bonus of $150,000, paid $95,000 in cash and $55,000 in Company stock.

(3)   These amounts represent the market value of $21.25, the closing price for the Company’s common stock on December 15, 2010.

                 Outstanding Equity Awards at December 31, 2010
Name	Year	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested (2)

John R. Battersby Jr. Melinda A. Sartori Richard G. Carr	2010 2010 2010	942 (1) 706 (1) 706 (1)	$20,000 $15,000 $15,000
(1) The shares will vest ratably over five years with 20% vested as of December 15, 2011; 40% vested as of December 15, 2012; 60% vested as of December 15,
       2013; 80% vested as of December 15, 2014; and 100% vested as of December 15, 2015.

(2) These amounts represent the market value of $21.25, the closing price for the Company’s common stock on December 15, 2010.

                Nonqualified Deferred Compensation Table

The Incentive Compensation Deferral Program allows a select group of management to defer some or all or their cash bonus to a future date. Eligible employees are generally highly compensated employees and are designated by the Board from time to time. Deferred amounts are an unfunded liability of the Company and its subsidiaries. Amounts deferred earn interest compounded quarterly on the average balance during each calendar quarter at a rate during each calendar quarter equal to the Applicable Federal Rate for short-term debt instruments as computed and published by the Internal Revenue service for the month immediately preceding the calendar quarter for which the interest computation is being made. The following table includes information about the activity in the Incentive Compensation Deferral Program for 2010.

Name	Executive Contributions 2010	Company Contribution 2010	Aggregate Earnings 2010	Aggregate Withdrawals 2010	Aggregate Balance at 12/31/2010
James E. Corey III	27,283 (1)		4 (2)		27,286 (3)
(1) This amount represents the deferral, under the Incentive Compensation Program, of a portion of bonus otherwise payable. The total bonus amount, including the deferred amount  is listed in the Bonus column of the Summary Compensation Table.

(2) This amount represents accrued interest on the amount in column 1 at the Applicable Federal Rate of 0.46% for ten days.

(3) This amount represents the year-end balance of the account under the Deferred Compensation Program.

                Pension Benefits

Chemung Canal Trust Company Pension Plan:  Messrs. Battersby, Bentley, Corey, Carr and Mrs. Sartori are participants in the Chemung Canal Trust Company Pension Plan,
                a non-contributory defined benefit pension plan. The Pension Plan is a “qualified plan” under the IRS Code and therefore must be funded.  Contributions are deposited to the Plan and held in trust.  The Plan assets may only be used to pay retirement benefit and eligible plan expenses.  As of December 31, 2010, Mr. Battersby, Mr. Carr and Mr. Corey have reached age
                55 and have completed 5 years of service to be eligible for early retirement.

Under the Plan, pension benefits are based upon final average annual compensation where annual compensation is total base earnings paid plus 401(k) salary deferrals.  Bonuses, overtime, and dividends are excluded.  The normal retirement benefit equals 1.2% of final average compensation (highest consecutive five years of annual compensation in the prior 10 years) times years of service (up to a maximum of 25 years) plus 1% of average monthly compensation for each additional year of service (up to a maximum of 35 years).  Compensation for purposes of determining benefits under the Plan was limited to $245,000 for 2010.  Lower limits applied in earlier years and the compensation limit is increased annually by inflation.  The 2011 compensation limit is also $245,000.

Normal retirement age under the plan is 65.  Participants may commence their retirement benefit prior to the age of 65 if they have at least five years of credited service and have attained age 55.  The retirement benefit payable before age 65 is reduced to recognize the greater number of years during which the participant will receive the retirement benefit.  The reduction is 6 2/3% for each year between age 60 and 65 that the benefit commences prior to the age of 65.  The reduction prior to age 60, if the benefit commences between age 55 and
               60, is 5.33% per year.

Chemung Canal Trust Company Executive Supplemental Pension Plan: As described above, U.S. laws place limitations on compensation amounts that may be included                under the Pension Plan.  The Executive Supplemental Pension Plan is provided to executives in order to produce total retirement benefits, as a percentage of compensation, that is comparable to employees whose compensation is not restricted by the annual compensation limit.  Pension amounts based upon the pension plan formula, which exceed the applicable limitations, will be paid under the Executive Supplemental Pension Plan.  Currently Mr. Bentley is the only active participant.

The Executive Supplemental Pension Plan is a “non-qualified plan” under the IRS Code.  Contributions to the Plan are not held in trust; therefore, they may be subject to the claims of creditors in the event of bankruptcy or insolvency.  When payments come due under the Plan, cash is distributed from general assets.

               Pension Benefits Table

The table below sets forth the accumulated benefit is the benefit to which the executive would be entitled had they terminated employment on December 31, 2010 and elected to commence their benefit at the earliest age at which they would receive an unreduced benefit, payable as a monthly benefit for as long as the executive lived.  The expected benefit payments are discounted using interest and mortality assumptions to produce the present value of the accumulated benefit as of December 31, 2010.  The assumed interest rate is 5.65%
and the mortality assumption is based upon the RP-2000 Mortality Table with projections specified by IRS Proposed Regulation  Section 1-430(h)(3)-1.

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit ($)
Ronald M. Bentley	Chemung Canal Trust Company Pension Plan Chemung Canal Trust Company Executive Supplemental Pension Plan	4 4	117,080 60,964
John R. Battersby Jr.	Chemung Canal Trust Company Pension Plan	22	391,454
James E. Corey III	Chemung Canal Trust Company Pension Plan	23	610,070
Melinda A. Sartori	Chemung Canal Trust Company Pension Plan	16	195,186
Richard G. Carr	Chemung Canal Trust Company Pension Plan	13	146,513

                Potential Payments upon Termination of Employment or Change in Control

The following paragraphs summarize the estimated amounts payable to each of the NEOs under an employment agreement or change in control agreement assuming employment was terminated December 31, 2010.

Mr. Bentley is covered under a Severance Agreement and a Change of Control Agreement.  Under the Severance Agreement, if terminated involuntarily without cause, he would receive one year’s salary equal to $377,000 and employee benefits for one year equal to $12,790.

Under the Change of Control Agreement, Mr. Bentley would receive a number of payments and benefits under different circumstances:  1) Within two years following a change of control if there is (a) involuntary termination without cause or by him for good reason, or (b) there is a termination by him for any reason within one year of the change of control, Mr.
                Bentley would receive cash severance equal to 2.99 times the highest annual compensation paid to him, based upon the prior two years, in the amount of $1,572,970, a present value of employee retirement plan benefits in the amount of $387,445 and a potential tax gross-up of excise tax; and 2) if he voluntarily terminates his employment more than one year after a change of control, his payments would total $793,869 comprised of cash severance of $526,077 and a present value of employee and retirement plan benefits of $267,792.

Under the Company’s executive supplemental disability benefit program Mr. Bentley, if terminated due to disability, would receive benefits that would continue until the earlier of recovery, death or age 67 with a present value of $215,185.

The Company has entered into Change of Control Agreements with executive officers Battersby, Corey, Sartori and Carr. Following a change in control, if the executive’s annual compensation (including only salary and bonus) for the last two years.  Payments would be made in equal monthly installments for twenty-four (24) months following the effective date of the termination.

The amount of severance pay that each of the executive officers would be entitled to, pursuant to the Change in Control Agreements, if termination had occurred on December
                 31, 2010 is as follows:  Mr. Battersby $418,654; Mr. Corey $393,846; Mrs. Sartori $378,366; and, Mr. Carr $350,308.

                 Compensation of Directors

The Compensation Committee periodically reviews the compensation of the Board of Directors and makes recommendations to the full Board with respect to the type and amounts of compensation payable to the directors for service on the Board and Board committees.

Each non-employee director of the Company receives an annual retainer of $5,500 and a fee of $300 for each meeting of the Board of Directors and its committees attended.  The chair of  each committee receives $350 for each committee meeting attended.  The Chairman of the Board receives an additional annual retainer of $2,750.  One fee is paid for attendance at meetings that serves both the Company and the Bank.  Mr. Bentley receives no cash compensation for  his services as a director.

A Deferred Directors Fee Plan for non-employee directors provides that directors may elect to defer receipt of all or any part of their fees.  Deferrals are either credited with interest compounded quarterly at the Applicable Federal Rate for short-term debt instruments or converted to units, which appreciate or depreciate, as would an actual share of the Company’s common stock purchased on the deferral date.  Cash deferrals will be paid into an interest bearing account and paid in cash.  Units will be paid in shares of the common stock.

Additional compensation is paid to each director in shares of the Company’s common stock in an amount equal to the total amount of cash fees earned by each director during the year, valued as of December 31, and paid in January. The following table summarizes all compensation earned by non-employee directors in 2010.

Director Compensation Table

Director	Fees Earned or Paid in Cash	Number of Shares Awarded (1)	Market Value of Shares	Total
Robert E. Agan	$15,700	704	$15,700	$31,400
David J. Dalrymple	$19,500	874	$19,500	$39,000
Robert H. Dalrymple	$15,900	713	$15,900	$31,800
Clover M. Drinkwater	$14,800	664	$14,800	$29,600
William D. Eggers	$18,600	834	$18,600	$37,200
Stephen M. Lounsberry III	$18,450	827	$18,450	$36,900
Thomas K. Meier	$15,000	673	$15,000	$30,000
Ralph H. Meyer	$19,150	859	$19,150	$38,300
John F. Potter	$15,850	711	$15,850	$31,700
Robert L. Storch	$14,500	685	$14,500	$29,000
Charles M. Streeter Jr.	$15,750	706	$15,750	$31,500
Richard W. Swan	$16,900	758	$16,900	$33,800
Jan P. Updegraff	$14,800	664	$14,800	$29,600
(1) Grant date as of December 31, 2010

SIGNATURES Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CHEMUNG FINANCIAL CORPORATION

February 28, 2011	By: Ronald M. Bentley

Ronald M. Bentley
President & Chief Executive Officer